Press Release

For Further Information:
Kraton Polymers LLC
Analyst: Stephen E. Tremblay 281-504-4760
Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces Improvement in First Quarter 2008 Gross Profit Resulting From
Revenue Growth of 8%

HOUSTON, TX. – May 13, 2008 – Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces its financial results for the first quarter ended March 31, 2008. Total revenues for the quarter were $267 million compared to $247 million in the first quarter of 2007, an increase of 8%.

Gross profit increased $17 million to $49 million in the first quarter of 2008 from $32 million in the first quarter of 2007.

Net loss for the quarter was $9 million, an improvement of $4 million as compared with a net loss of $13 million in the first quarter of 2007.

In the first quarter of 2008, we incurred approximately $6 million of costs associated with previously announced senior executive and other management changes, and the restructuring of our Westhollow Technical Center (see below). In the comparable 2007 period, we incurred $0.3 million of severance, retention, and other staffing-related costs.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totaled $104 million for the period ended March 31, 2008, an increase of $5 million from the LTM period ended December 31, 2007. A reconciliation of net loss to LTM Bank EBITDA is attached.

“While our first quarter results indicate an improvement over both the comparable prior year period, and the fourth quarter of 2007, we continue to focus on returning Kraton to profitability following several periods of margin erosion, created from rising energy and feedstock costs, and fixed cost escalation driven primarily by the weakening US dollar”, said Kevin M. Fogarty, President and Chief Executive Officer.  “Moreover, given these headwinds will likely continue for the foreseeable future, it is imperative that we remain focused.  We will therefore continue to implement actions initiated in the first quarter to significantly improve pricing and margins, optimize our production assets, and enhance organizational productivity, allowing Kraton to maintain our industry-leading service level performance and continue to provide innovation-based solutions that our customers truly value”.

Recent Business Developments

•	Appointed Richard C. Brown and Barry J. Goldstein to our Board of Directors, effective May 1, 2008. Mr. Goldstein will also serve as Chairman of the Audit Committee, replacing James R. Ball who resigned from the Board, and as Chairman of the Audit Committee, both effective May 1, 2008.

•	Restructured our Westhollow Technical Center, and our research and technical service organizations, to better align our research and product development capabilities, with our customers’ market development priorities going forward. As a result, Kraton recorded a liability of $1.7 million, and expects to realize approximately $4 million in annual savings.

•	Implemented a series of global price increases to be effective on April 1, May 1, and June 1.

•	Announced regulatory (FDA) approval for an innovation grade polymer used in medical and food packaging; and announced a new bitumen modification innovation which improves pavement performance, allows for attractive cost reduction, and can minimize environmental impact during road construction on heavily trafficked roads and highways.

Kraton has scheduled a conference call for Wednesday, May 14, 2008 to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. central time, 10:00 a.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and select “First Quarter 2008 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call”. US Dial-In #: (888) 425-9158 or International Dial-In #: (415) 228-5005. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 5:00 p.m. central time May 14th through 5:00 p.m. central time on May 28th.  To hear a telephonic replay of the call, dial (866) 446-5474 or (203) 369-1148 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton
Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements
This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended March 31, 2008 and 2007
(In thousands of U.S. dollars)

	March 31,	March 31,
	2008	2007
Revenues
Sales	$256,288	$240,502
Other	10,573	6,324

Total revenues	266,861	246,826
Costs and expenses:
Costs of goods sold	218,076	214,501

Gross profit	48,785	32,325
Research and development expenses	7,918	6,523
Selling, general, and administrative expenses	25,455	17,009
Depreciation and amortization of identifiable intangibles	14,652	12,050
Loss (earnings) in joint venture	(61)	(230)
Interest expense, net	10,385	10,730

Loss before income taxes	(9,564)	(13,757)
Income tax provision	154	561

Net loss	$(9,410)	$(13,196)

Kraton Polymers LLC

Consolidated Balance Sheets
March 31, 2008 and December 31, 2007
(In thousands of U.S. dollars)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$7,533	$48,277
Receivables, net of allowances of $1,539 and $1,542	168,204	140,321
Inventories of products, net	286,479	256,323
Inventories of materials and supplies, net	12,821	12,170
Other current assets	17,101	12,404

Total current assets	492,138	469,495
Property, plant and equipment, net	400,607	402,270
Identifiable intangible assets, net	74,617	76,356
Investment in unconsolidated joint venture	10,999	10,326
Deferred financing costs	9,822	10,323
Other long-term assets	15,874	16,124

Total assets	$1,004,057	$984,894

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$3,445	$3,445
Accounts payable-trade	112,842	102,952
Other payables and accruals	47,183	55,816
Due to related party	20,447	24,505
Deferred income taxes	9,015	9,827
Insurance note payable	4,301	494

Total current liabilities	197,233	197,039
Long-term debt, net of current portion	534,159	535,020
Deferred income taxes	39,961	39,443
Other long-term liabilities	31,131	30,682

Total liabilities	802,484	802,184

Commitments and contingencies
Member’s equity:
Common equity	144,509	143,149
Accumulated other comprehensive income	57,064	39,561

Total member’s equity	201,573	182,710

Total liabilities and member’s equity	$1,004,057	$984,894

Kraton Polymers LLC

LTM Bank EBITDA
(In thousands of U.S. dollars)

	3 Mos ended	12 Mos ended		12 Mos Ended
	03/31/07	03/31/07	3 Mos Ended 03/31/08	03/31/08
Net loss	$(13,196)	$(19,281)	$(9,410)	$(39,957)
Income tax provision	(561)	19,616	(154)	6,545
Interest expense, net	10,730	39,670	10,385	43,115
Depreciation and Amortization	12,050	46,301	14,652	54,519

Financial Statement EBITDA (1)	$9,023	86,306	$15,473	64,222

LTM Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		3,591		4,007
Permitted acquisition costs		1,116		2,548
Severance related restructuring charges		5,972		2,529
Specific cost savings expenses		5,361		10,000
Schedule 1.1 cost		3,000		3,000
Specified other restructuring charges		3,491		—
Equity Investment (3)		—		9,588
Other non-cash items increasing Net Income (loss)		8,001		6,238

LTM Bank EBITDA (4)		$118,838		$104,132

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.

(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.

(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.